UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) – January 22, 2013

The First of Long Island Corporation
(Exact Name of Registrant as Specified in Charter)

New York	0-12220	11-2672906
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Glen Head Road, Glen Head, New York	11545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code - (516) 671-4900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Amendment of Incentive Compensation Plan for Executive Officers

The Bank’s incentive compensation plan for executive officers (the “Plan”) allocates total annual incentive compensation between cash and restricted stock units ("RSUs").  Forty-five percent (45%) is allocated to short-term incentive compensation in the form of a cash bonus, whereas the remaining fifty-five percent (55%) is allocated to long-term incentive compensation in the form of an RSU grant.

On January 22, 2013, the Board of Directors of the Corporation, upon a recommendation of its Compensation Committee (the “Committee”), amended the Plan to increase the annual target for total incentive compensation from 60% to 75% of base salary for the CEO and from 55% to 70% of base salary for the Corporation’s other executive officers.   The Board also amended the Plan to eliminate a provision which provided that if in any year the Corporation achieved a bank safety rating of “exceeds standards” as determined by the Compensation Committee, the Corporation’s executive officers would receive the target incentive compensation for performance with respect to the bank safety metric plus additional incentive compensation equal to 15% of their base salaries.   Under the Plan as amended, a bank safety rating of “meets standards” or “exceeds standards” results in payment of the target incentive compensation with respect to this metric. A complete discussion of the metrics utilized to assess corporate performance and their impact on incentive compensation paid to the Corporation’s named executive officers follows.

Incentive Compensation – CEO, CFO and SEVP.  Annual incentive compensation awarded to the CEO, CFO and SEVP is based on the Corporation’s performance for the past year as measured by three metrics, namely net income, ROA and bank safety.  The weight assigned to each of these metrics is 50%, 35% and 15%, respectively.  The Committee selects a range within which corporate performance must fall for annual incentive compensation to be earned.  The range consists of a threshold level, or minimum performance level necessary to earn incentive compensation and below which no incentive compensation will be paid; a maximum level, or performance level necessary to earn the maximum incentive compensation and beyond which no additional incentive compensation will be paid; and a target level, or performance level necessary to earn the target incentive compensation.  The target levels of performance for net income and ROA are derived from the Corporation’s current strategic plan, and the target level of performance for bank safety is “meets standards.”  The maximum and threshold level of performance for net income and ROA is 125% and 75%, respectively, of the target levels.  Net income and ROA performance greater than the threshold level but less than the maximum level will result in incentive compensation being paid on account of these metrics proportionately greater than the minimum incentive compensation but less than the maximum incentive compensation.  For bank safety, a rating of “needs improvement” will result in no incentive compensation being paid with respect this metric and a rating of “ meets standards” or “exceeds standards” will result in the target level of incentive compensation being paid with respect to this metric.

Target incentive compensation for the CEO is equal to seventy-five (75%) of his base salary, while target incentive compensation for the CFO and SEVP is equal to seventy percent (70%) of their base salaries.  Failure to achieve at least the threshold level of performance results in no incentive compensation being paid.  Achievement of the threshold level of performance results in incentive compensation equal to 31.875% of base salary for the CEO and 29.75% of base salary for the CFO and SEVP. Performance at or beyond the maximum level of performance results in incentive compensation equal to 106.875% of base salary for the CEO and 99.75% of base salary for the CFO and SEVP.

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Awards of RSUs may be convertible into shares of the Corporation’s common stock after three (3) years.  The ability to convert RSUs into shares of common stock and the related conversion ratio will be dependent on the Corporation’s performance in the third year of the three calendar year period beginning in the year in which the RSUs were awarded.  Corporate performance for purposes of converting RSUs will be assessed using net income and ROA.

For the CEO, CFO and SEVP, the cash bonus component of incentive compensation can be increased or decreased at the discretion of the Committee.

Incentive Compensation – Other Named Executive Officers.  The target for annual incentive compensation for the Corporation’s other named executive officers, currently consisting of the EVP Senior Lending Officer and EVP Senior Operations Officer is equal to seventy (70%) of their base salaries.  Like the CEO, CFO and SEVP, 45% of the annual target for incentive compensation is allocated to cash bonuses and 55% is allocated to RSU awards.  However, unlike the CEO, CFO and SEVP, only 80% of the cash bonus allocation for these executive officers is determined by corporate performance, with the remaining 20% determined by personal performance.  Personal performance for these executive officers is measured by the achievement of goals assigned to them by the CEO.  All other aspects of incentive compensation for these executive officers is determined in the same manner as for the CEO, CFO and SEVP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The First of Long Island Corporation
(Registrant)

Date: January 22, 2013	By: /s/ Mark D. Curtis
Mark D. Curtis
Senior Vice President & Treasurer
(principal accounting & financial officer)

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